Exhibit 99.1

APEI Appoints Edward H. Codispoti as New Chief Financial Officer

CHARLES TOWN, W.V., Oct. 20, 2025 -- American Public Education, Inc. (Nasdaq: APEI) — American Public Education, Inc. (APEI) provides high-quality post-secondary education to power purpose, potential and prosperity for those in service to others. Today, APEI announced the appointment of Edward H. Codispoti as Executive Vice President and Chief Financial Officer (CFO). Mr. Codispoti will oversee all strategic financial planning, financial operations, investor relations, and capital structure priorities across APEI and its portfolio of institutions. Rick Sunderland, APEI’s current CFO, will transition to an advisory position for the near future to facilitate a smooth transition.

Mr. Codispoti joins APEI with more than 25 years of distinguished financial leadership experience, including with publicly traded companies, spanning a variety of industries, including technology, engineering, higher education, and financial services. He most recently served as Chief Financial Officer of NV5 Global, Inc., a global leader in technology and engineering consulting solutions for public and private sector clients across infrastructure, utility services, construction, real estate, environmental, and geospatial markets, from June 2019 to October 2025. During his tenure, he led the finance function through more than 45 M&A transactions, guiding NV5’s financial strategy and supporting the company’s continued expansion and value creation.

“I am very pleased to welcome Ed Codispoti to APEI,” said Angela Selden, President and CEO of APEI. “Ed’s strategic mindset, deep financial and operating expertise, and leadership experience across global organizations will be invaluable as we continue to drive our growth strategy, strengthen our financial position, and advance our mission.” Today, APEI is the number one educator of active-duty military and veterans through American Public University System, and a leading provider of pre-licensure ADN and PN programs through Rasmussen University and Hondros College of Nursing.

"I am thrilled to join APEI as its CFO and work alongside such an incredible leadership team,” said Codispoti. “Their dedication, vision, and collaborative spirit inspire me, and I am especially excited to support our institutions as we continue adding real value for students in their educational journeys. Together, we will work to empower learners to achieve their goals and shape the future through transformative higher education." Ms. Selden continued, “I also want to take this opportunity to thank Rick Sunderland for his dedicated service to APEI. For over 12 years he has been instrumental in building and shaping APEI’s financial, business and compliance strategies. During Rick’s tenure, APEI has navigated significant transformational changes across the enterprise, including the acquisition and integration of new institutions and the continued strengthening of APEI’s long-term position. Rick has been a steady hand, always steering APEI in the right direction through periods of growth and change, and his leadership has left a lasting impact on the organization.”

Prior to his role at NV5, Mr. Codispoti was Chief Financial Officer of Ilumno Holdings, Ltd., a higher education company providing learning platforms and technology solutions to universities throughout Latin America. His career also includes serving as Chief Financial Officer of JetSmarter and TradeStation Group, Inc., as well as holding senior finance and accounting positions at Kos Pharmaceuticals. Mr. Codispoti began his professional journey in public accounting with Arthur Andersen, LLP.

A Certified Public Accountant, Mr. Codispoti is a member of both the American Institute of Certified Public Accountants and the Florida Institute of Certified Public Accountants. He holds a Bachelor of Accounting and a Master of Accounting from Florida International University.

About American Public Education

American Public Education, Inc. (Nasdaq: APEI), through its institutions American Public University System, Rasmussen University, and Hondros College of Nursing provides education that transforms lives, advances careers, and improves communities.

APUS, which operates through American Military University and American Public University, is the leading educator to active-duty military and veteran students* and serves approximately 88,000 adult learners worldwide via accessible and affordable higher education.

Rasmussen University is a 125-year-old nursing and health sciences-focused institution that serves approximately 14,900 students across its 20 campuses in six states and online. It also has schools of Business, Technology, Design, Early Childhood Education and Justice Studies.

Hondros College of Nursing focuses on educating pre-licensure nursing students at eight campuses (six in Ohio, one in Indiana, and one in Michigan). It is the largest educator of PN (LPN) nurses in the state of Ohio** and serves approximately 3,700 total students.

Both APUS and Rasmussen University are institutionally accredited by the Higher Learning Commission (HLC), an institutional accreditation agency recognized by the U.S. Department of Education. Hondros is accredited by the Accrediting Bureau of Health Education Schools (ABHES). For additional information, visit www.apei.com.

*Based on FY 2019 Department of Defense tuition assistance data, as reported by Military Times, and Veterans Administration student enrollment data as of 2024.

**Based on information compiled by the National Council of State Boards of Nursing and Ohio Board of Nursing.

Forward Looking Statements

Statements made in this press release regarding APEI or its subsidiaries that are not historical facts are forward-looking statements based on current expectations, assumptions, estimates and projections about APEI and the industry. In some cases, forward-looking statements can be identified by words such as "will" and similar words or their opposites. Forward-looking statements include, without limitation, statements regarding APEI’s future path, expected growth, business and financial strategies, offerings to prospective and current students and Mr. Codispoti’s role as CFO.

Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, among others, the various risks described in the “Risk Factors” section and elsewhere in APEI's Annual Report on Form 10-K for the year ended December 31, 2024, and in other filings with the SEC. You should not place undue reliance on any forward-looking statements. APEI undertakes no obligation to update publicly any forward-looking statements for any reason, unless required by law, even if new information becomes available or other events occur in the future.

Company Contact
Frank Tutalo
Director, Public Relations
American Public Education, Inc.
ftutalo@apei.com
571-358-3042

Investor Relations
Brian M. Prenoveau, CFA

MZ North America

Direct: 561-489-5315
APEI@mzgroup.us